Exhibit 10.27

Summary of Nonemployee Director Fees

Each nonemployee director receives an annual retainer of $10,000 plus $1,000 for each committee of which he is a member. In addition, members of the Board of Directors are reimbursed for expenses they incur in attending meetings.